DELAFIELD FUND, INC.
                             DISTRIBUTION AGREEMENT

         THIS DISTRIBUTION AGREEMENT (the "DISTRIBUTION AGREEMENT") is entered into on this 1st day of September, 2005 by and between the Delafield Fund, Inc. (the "FUND") and IXIS Asset Management Distributors, L.P. (the "DISTRIBUTOR").

                              W I T N E S S E T H:

In consideration of the premises and covenants hereinafter contained, the Fund and the Distributor agree as follows:

     1. DISTRIBUTOR. The Fund hereby appoints the Distributor as general distributor of shares of common stock ("FUND SHARES") of the Fund during the term of this Distribution Agreement. This Agreement is being entered into pursuant to the Distribution and Service Plan adopted by the Fund in accordance with Rule 12b-1 of the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund reserves the right, however, to refuse at any time or times to sell any Fund Shares hereunder for any reason.

     2. SALE. Under this Agreement, the following provisions shall apply with respect to the sale for Fund Shares:

                  (a)The parties hereby agree that the Distributor will act as the Fund's agent, and the Fund hereby appoints the Distributor as the Fund's agent to offer and to solicit offers to subscribe to the unsold balance of Fund Shares as shall be effectively registered under the Securities Act of 1933, as amended (the "1933 Act"). The Fund reserves the right to sell Fund Shares through other distributors or directly to investors through subscriptions received by the Fund at its principal office in New York, New York.

                  (b) The Distributor agrees to use reasonable efforts to obtain subscriptions to Fund Shares upon the terms and conditions contained herein and in the Fund's prospectus as in effect from time to time. The Distributor also agrees to provide the following services on behalf of the Fund: (i) coordinate relationships with financial intermediaries including negotiation of selling agreement business terms, provided that the Fund must consent to any arrangements that involve payments by the Fund, including arrangements which would require the Fund to make payments to the Distributor, other than the seven (7 bps) basis point fee described on Schedule A of the Marketing and Sales Support Agreement; (ii) develop and implement sales and marketing plans for the Fund; (iii) develop marketing materials and coordinate legal review of written and electronic advertising and sales literature and edit for conformity with National Association of Securities Dealers ("NASD") standards, file and clear advertising and sales literature through NASD and outside firms that require submission and approval of communications prior to

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                  release to their affiliated representatives; (iv) forward to the Fund any correspondence received on behalf of the Fund, including but not limited to sales related complaints concerning the Fund; and (v) coordinate registration of the Fund with the National Securities Clearing Corporation ("NSCC") and file required Fund/SERV reports with the NSCC.

                  (c) The Fund reserves the right to suspend the offering of Fund Shares at any time, in the absolute discretion of the Fund's Board of Directors, and upon notice of such suspension the Distributor shall cease to offer shares of the Fund's common stock hereunder.

     3. FEES. For its services as general distributor of the Fund Shares and for providing or arranging for there to provide all personal shareholder servicing and relating maintenance for shareholder account functions not performed by the Fund or its transfer agent, the Fund shall pay the Distributor a fee (the "Fee") in an amount of one-quarter of one percent (0.25%) per annum of the Fund's average daily net assets. The Fee shall be accrued daily and paid monthly to the Distributor as soon as practicable after the end of the calendar month in which it accrues, but in any event within five (5) business days following the last day of the month. In addition, the Distributor shall be entitled to retain any applicable sales charge, as set forth in the current prospectus of the Fund relating to Fund Shares.

     4. PUBLIC OFFERING PRICE. The public offering price shall be the NAV of Fund Shares, plus any applicable sales charge, all as set forth in the current prospectus and statement of additional information ("PROSPECTUS") of the Fund relating to the Shares. The NAV of Fund Shares shall be determined in accordance with the provisions of the current Prospectus of the Fund relating to the Fund Shares.

     5. FUND'S ISSUANCE OF FUND SHARES. The delivery of Fund Shares shall be made promptly by a credit to a shareholder's open account for the Fund. The Fund reserves the right (a) to issue Fund Shares at any time directly to the shareholders of the Fund as a stock dividend or stock split, (b) to issue to such shareholders shares of the Fund, or rights to subscribe to shares of the Fund, as all or part of any dividend that may be distributed to shareholders of the Fund or as all or part of any optional or alternative dividend that may be distributed to shareholders of the Fund or any other offering by the Fund of securities to its shareholders, (c) to issue Fund Shares in connection with the merger or consolidation of any other investment company with the Fund or in connection with the Fund's purchase of all or substantially all of the assets or stock of any other investment company, and (d) to sell Fund Shares in accordance with the current applicable Prospectus of the Fund relating to the Fund Shares.

     6. REDEMPTION OR REPURCHASE. The Distributor shall act as agent for the Fund in connection with the redemption or repurchase of Fund Shares by the Fund to the extent and upon the terms and conditions set forth in the current applicable Prospectus of the Fund relating to the Fund Shares.

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     7.   UNDERTAKING REGARDING SALES. The Distributor shall use reasonable efforts to sell Fund Shares but does not agree hereby to sell any specific number of Fund Shares and shall be free to act as distributor of the shares of other investment companies. Fund Shares will be sold by the Distributor only against orders therefore. The Distributor shall not purchase Fund Shares from anyone except in accordance with Sections 2 and 6 and shall not take "long" or "short" positions in Fund Shares contrary to the Agreement, articles of incorporation and by-laws of the Fund.

     8. COMPLIANCE. (a) The Distributor agrees to make all sales of Fund Shares effected through it in compliance with all applicable Federal securities lawas and the rules and regulations of the National Association of Securities Dealers ("NASD") and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any Fund Shares. The Distributor agrees to make timely filings, with the Securities and Exchange Commission (the "SEC"), the NASD and such other regulatory authorities as may be required, of any sales literature relating to the Fund and intended for distribution to prospective investors. The Distributor also agrees to furnish to the Fund sufficient copies of any agreements or plans it intends to use in connection with any sales of Fund Shares in adequate time for the Fund, or its designated agent, to file and clear them with the proper authorities before they are put in use (which the Fund agrees to use its best efforts to do as expeditiously as reasonably possible), and not to use them until so filed and cleared.

         (b) The Distributor agrees to comply with the terms of the Fund's Prospectus and its policies and procedures relating to frequent trading and agrees to provide reasonable cooperation to the Fund and its transfer agent in implementing and applying the policies and procedures of the Fund aimed at detecting and prevention frequent trading. This assistance may include providing the Fund or its agents with information concerning shareholder activity in omnibus accounts held by financial intermediaries who have entered into agreements with the Distributor or assisting the Fund in obtaining such information from these intermediaries. The Distributor also agrees to provide reasonable cooperation and assistance to the Fund in connection with performing due diligence of, and obtaining representations or certifications from, financial intermediaries relating to their policies and procedures with respect to (i) the handling and processing of orders for Fund Shares in compliance with applicable law and (ii) the application of redemption fees and limitations on short-term trading and exchanges, if any.

     9. Registration and Qualification of Fund Shares. The Fund agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the Fund Shares for sale under the so-called Blue Sky Laws of any state or for maintaining the registration of the Fund and of the Fund Shares under the 1933 Act and the Investment Company Act of 1940, as amended (the "1940 Act"), to the end that there will be available for sale from time to time such number of Fund Shares as the Distributor may reasonably be expected to sell. The Fund shall advise the Distributor promptly of (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the

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          Fund or the Fund Shares, or rights to offer Fund Shares for sale, and
          (b)the happening of any event which makes untrue any statement or which requires the making of any change in the Fund's registration statement or its Prospectus relating to the Fund Shares in order to make the statements therein not misleading.

     10. Agents and Employees of the Distributor. The Distributor may use employees, agents and other persons, at its cost and expense, to assist it in carrying out is obligations hereunder, but no such employee, agent or other person shall be deemed to be an agent of the Fund or have any rights under this Agreement. Neither the Distributor nor any of its officers or employees, as such, is or shall be an employee of the Fund. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder. The Distributor may sell Fund Shares through qualified brokers, dealer and financial institutions under selling and servicing agreements provided that no dealer, financial institutions or other persons shall be appointed or authorized to act as Fund's agent, except as may otherwise be authorized within such selling and servicing agreement, without the Fund's written consent.

     11. Expenses Paid by Distributor. While the Distributor continues to act as agent of the Fund to obtain subscriptions for and to sell Fund Shares, the Distributor shall pay the following:

                  (a) all expenses of printing (exclusive of typesetting) and distributing any Prospectus for use in offering Fund Shares for sale, and all other copies of any such Prospectus used by the Distributor, and

                  (b) all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering Fund Shares for sale.

     12. Interests in and of Distributor. It is understood that any of the shareholders, directors, officers, employees and agents of the Fund may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Distributor, any affiliated person of the Distributor, any organization in which the Distributor may have an interest or any organization which may have an interest in the Distributor; that the Distributor, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transaction hereunder except as otherwise provided in the Agreement, articles of incorporation and by-laws of the Fund, in the limited partnership agreement of the Distributor or by specific provision of applicable law.

     13. Anti-Money Laundering Representations. The Distributor represents, warrants and agrees that (a) the Distributor has, and agrees to maintain, an anti-money laundering ("AML") program that satisfies the requirements of Title III of the USA PATRIOT Act and applicable anti-money laundering regulations ("Applicable

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          Law"); (b) the Distributor will comply with Applicable
          Law with respect to Fund Shares held by financial intermediaries on behalf of their customers, including, but not limited to, the monitoring and reporting of suspicious transactions and the implementation of a customer identification program that complies with Applicable Law. The Distributor may delegate its AML responsibilities hereunder, including customer identification and monitoring of suspicious transactions with respect to the underlying customers, in whole or part to the financial intermediaries, in accordance with Applicable Law. The Distributor further agrees that it will be responsible for performing screening of any financial intermediaries with which it enters into a selling or other agreement hereunder in accordance with the Fund's AML Policy; provided, however, that the Distributor will not be required to screen financial intermediaries that have already entered into selling or servicing agreements with the principal underwriter of the Fund prior to the effective date of this Agreement. In addition, the Distributor agrees to assist the Fund in complying with the Fund's Compliance Policies and Procedures adopted pursuant to Rule 38a-1 of the 1940 Act and the Fund's AML Policies with respect to the oversight of financial intermediaries that are responsible for performing AML responsibilities on behalf of the Fund, including sending out periodic certifications or such other actions that the Fund may reasonably request. The Distributor also agrees to permit inspection by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to Distributor's AML program as they may reasonably request.

14.      INDEMNIFICATION.

         (a) The Fund agrees to indemnify, defend and hold the Distributor, its officers and employees, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers and employees, or any such controlling person may incur, under the 1933 Act or the 1940 Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Fund's Prospectus in effect from time to time or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that in no event shall anything herein contained be so construed as to protect the Distributor against any liability to the Fund or its security holders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. The Fund's agreement to indemnify the Distributor, its officers and employees, and any such controlling person is expressly conditioned upon the Fund being notified or any action brought against the Distributor or any such controlling person, such notification to be given by letter or by telegram addressed to the Fund at the Fund's principal office in New York, New York, and sent to the Fund by the person against whom such action is brought within ten days

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          after the summons or other first legal process shall be served. The failure to notify the Fund or any such action shall not relieve the Fund from any liability which the Fund may have to the persons against whom such action is brought other than on account of the Fund's indemnity agreement contained in this paragraph 14. The Fund will be entitled to assume the defense of any suit brought to enforce any such claim, and to retain counsel of good standing chosen by the Fund and approved by the Distributor. In the event the Fund does elect to assume the defense of any such suit and retain counsel of good standing approved by the Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Fund does not elect to assume the defense of any such suit, or in case the Distributor, in good faith, does not approve of counsel chosen by the Fund, the Fund will reimburse the Distributor, its officers and employees, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Distributor or them. The Fund's indemnification agreement contained in this paragraph 14 and the Fund's representations and warranties in this agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers and employees, or any controlling person and shall survive the sale of any shares of the Fund's common stock made pursuant to subscriptions obtained by the Distributor. This agreement of indemnity will inure exclusively to the Distributor and its officers and employees' benefit, to the benefit of the Distributor's successors and assigns, and to the benefit of any of the Distributor's controlling persons and their successors and assigns. The Fund agrees promptly to notify the Distributor of the commencement of any litigation or proceeding against the Fund in connection with the issue and sale of any shares of the Fund's common stock.

         (b) The Distributor agrees to indemnify, defend and hold the Fund, the Fund's several officers and directors, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Fund, the Fund's officers or directors, or any such controlling person may incur under the 1933 Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Fund, the Fund's officers or directors or such controlling person shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Fund for use in the Fund's Prospectus as in effect from time to time, or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Prospectus or necessary to make such information not misleading. The Distributor's agreements to indemnify the Fund, the Fund's officers and directors, and any such controlling person is expressly conditioned upon the Distributor being notified of any action brought against the Fund, the Fund's officers or directors or any such controlling person, such notification to be given by letter or telegram addressed to the Distributor at the Distributor's principal officer in Boston, Massachusetts, and sent to the Distributor by the person against whom such action is brought, within ten days after the summons or other first legal process shall have

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          been served. The Distributor shall have a right to control the defense of such action, with counsel of the Distributor's own choosing, satisfactory to the Fund, if such action is based solely upon such alleged misstatement or omission on the Distributor's part, and in any other event the Distributor and the Fund, the parties respective officers or directors or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action. The failure to notify the Distributor of such action shall not relieve the Distributor from any liability which the Distributor may have the Fund, to the Fund's officers or directors, or to such controlling person other than on account of the Distributor's indemnity agreement contained in this paragraph 14.

     15. EFFECTIVE DATE AND TERMINATION. This Distribution Agreement shall become effective as of the date first written above, and

                  (a) Unless otherwise terminated, this Distribution Agreement shall continue in effect for an initial term ending April 30, 2006 and will continue thereafter for successive twelve-month periods so long as such continuation is specifically approved at least annually (i) by the Board of Directors of the Fund or by the vote of a majority of the votes which may be cast by shareholders of the Fund and (ii) by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Distributor or the Fund and who have no direct or indirect financial interest in the operation of the Fund's 12b-1 Plan or in any agreement related to the 12b-1 Plan, cast in person at a meeting called for the purpose of voting on such approval.

                  (b) This Distribution Agreement may at any time be terminated on sixty (60) days' notice to the Distributor either by vote of a majority of the Fund's Board of Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Fund's 12b-1 Plan or in any agreement related to the 12b-1 Plan or by the vote of a majority of the votes which may be cast by shareholders of the Fund.

                  (c) This Distribution Agreement shall automatically terminate in the event of its assignment.

                  (d) This Distribution Agreement may be terminated by the Distributor on ninety (90) days' written notice to the Fund.

Termination of this Distribution Agreement pursuant to this section shall be without payment of any penalty.

     16. DEFINITIONS. For purposes of this Distribution Agreement, the following definitions shall apply:

                  (a) The "vote of a majority of the votes which may be cast by shareholders of the Fund" means (1) 67% or more of the votes of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the

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                  holders of more than 50% of the outstanding shares of the
                  Fund entitled to vote at such meeting are present; or (2) the vote of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

                  (b) The terms "affiliated person," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

     17. AMENDMENT. This Distribution Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall be approved (i) by the Board of Directors of the Fund or by vote of a majority of the votes which may be cast by shareholders of the Fund and (ii) by a vote of a majority of the Board of Trustees of the Fund who are not interested persons of the Distributor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     18. APPLICABLE LAW AND LIABILITIES. This Distribution Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     19. LIMITED RECOURSE. The Distributor hereby acknowledges that the Fund's obligations hereunder with respect to the shares of the Fund are binding only on the assets and property belonging to the Fund.

         IN WITNESS WHEREOF, the parties hereto have executed this Distribution Agreement on the day and year first above written.

DELAFIELD FUND, INC.                IXIS ASSET MANAGEMENT
                                    DISTRIBUTORS, L.P.

                                    By:      IXIS Asset Management Distribution
                                             Corporation, its general partner

By:  /s/Rosanne Holtzer           By:  /s/John T. Hailer
     Name: Rosanne Holtzer               Name:John T. Hailer
     Title:Secretary                     Title:President & CEO